Exhibit 99.1
FOR IMMEDIATE RELEASE
MAY 5, 2015

Seventy Seven Energy Inc. Announces
First Quarter 2015 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, May 5, 2015 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the first quarter of 2015. Key information related to SSE is as follows:

•	Total Revenues were $429.8 million

•	Adjusted EBITDA was $84.9 million

•	Adjusted net loss per fully diluted share was $0.45; Net loss per fully diluted share was $0.78

•	SSE plans to exercise the $100.0 million accordion under its Term Loan

SSE reported total revenues of $429.8 million for the first quarter of 2015, a 13% decrease compared to revenues of $494.9 million for the fourth quarter of 2014 and a 6% decrease compared to adjusted revenues of $459.0 million for the first quarter of 2014. Adjusted EBITDA for the first quarter of 2015 was $84.9 million, a 22% decrease compared to $108.5 million for the fourth quarter of 2014 and in line with $85.8 million for the first quarter of 2014.

Adjusted net loss, which excludes a non-recurring charge due to a change in depreciation estimate, impairments, losses on sales of property and equipment, and severance related costs, was ($21.6) million, or ($0.45) per fully diluted share. Net loss for the first quarter of 2015 was ($37.6) million, or ($0.78) per fully diluted share, compared to net loss of ($9.4) million, or ($0.20) per fully diluted share, for the fourth quarter of 2014 and net loss of ($18.6) million, or ($0.40) per fully diluted share, for the first quarter of 2014.

Adjusted revenues, adjusted operating costs, adjusted EBITDA and adjusted net loss are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 8 - 12 of this release.

“2015 is proving to be as challenging as we thought it could be for our industry,” Chief Executive Officer Jerry Winchester said. “Despite the fact that we expect the U.S. rig count to bottom in the near term, we are anticipating sustained headwinds across each of our business segments. That said, I believe we remain well positioned to weather the storm the industry is experiencing. We continue to focus on enhancing liquidity and plan to exercise the $100 million accordion feature under our term loan later this month. This transaction will strengthen our liquidity and, when coupled with availability under our revolving credit facility, provide us a greater ability to take advantage of opportunities to enhance shareholder value.”

Drilling

SSE’s drilling segment contributed revenues of $166.1 million and adjusted EBITDA of $64.0 million during the first quarter of 2015, compared to revenues of $204.5 million and adjusted EBITDA of $87.7 million for the fourth quarter of 2014 and revenues of $180.4 million and adjusted EBITDA of $62.3 million for the first quarter of 2014. The decrease in revenues for the first quarter of 2015 compared to the fourth quarter of 2014 was primarily due to a 17% drop in revenue days associated with contracted rigs being idled during the second half of the quarter due to the reduction in U.S. drilling activity.

Revenues from non-CHK customers remained relatively flat from the fourth quarter of 2014 to the first quarter of 2015, increasing from 40% to 41% of total segment revenues, respectively. As of March 31, 2015, approximately 44% of our active rigs were contracted by non-CHK customers including a drilling revenue backlog of $116.2 million with an average duration of eight months. As of March 31, 2015, our drilling revenue backlog with CHK was $601.7 million with an average duration of 22 months.

Operating costs were $98.1 million during the first quarter of 2015, compared to $123.2 million for the fourth quarter of 2014 and $124.5 million for the first quarter of 2014. The decrease in operating costs was primarily due to lower labor-related costs and repairs and maintenance expenses driven by lower fleet utilization. Average operating costs per revenue day in the first quarter of 2015 increased 5% from the fourth quarter of 2014. As a percentage of drilling revenues, drilling operating costs were 59% for the first quarter of 2015, 60% for the fourth quarter of 2014 and 69% for the first quarter of 2014.

As of March 31, 2015, the Company’s marketed fleet consisted of 26 Tier 1 rigs, including 16 PeakeRigs™, 57 Tier 2 rigs and seven Tier 3 rigs. Additionally, 70% of the Company’s marketed fleet are multi-well pad capable rigs. SSE currently has nine additional contracted PeakeRigs™ under construction currently scheduled to be delivered over the next 11 months. At quarter end, 67 rigs were under contract and 23 were idle.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed revenues of $202.0 million and adjusted EBITDA of $26.3 million during the first quarter of 2015, compared to revenues of $213.0 million and adjusted EBITDA of $26.4 million for the fourth quarter of 2014 and revenues of $201.6 million and adjusted EBITDA of $20.2 million for the first quarter of 2014. The decrease in revenues from the fourth quarter of 2014 to the first quarter of 2015 was primarily due to a 16% decrease in revenue per stage, offset by a 12% increase in the number of stages completed, which was primarily due to higher utilization. As of March 31, 2015, our hydraulic fracturing revenue backlog, based on then current market prices, was $695.3 million with an average duration of 17 months.

Average operating costs per stage in the first quarter decreased 19% from the fourth quarter of 2014. The decrease in average operating costs per stage was primarily due to a reduction in product costs. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 85% for the first quarter of 2015, 89% for the fourth quarter of 2014 and 88% for the first quarter of 2014.

As of March 31, 2015, SSE owned 10 hydraulic fracturing fleets with an aggregate of 400,000 horsepower, and seven of these fleets were contracted by CHK in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE’s oilfield rentals segment contributed revenues of $32.5 million and adjusted EBITDA of $7.8 million during the first quarter of 2015, compared to revenues of $39.3 million and adjusted EBITDA of $15.5 million for the fourth quarter of 2014 and revenues of $35.9 million and adjusted EBITDA of $10.0 million for the first quarter of 2014. Revenues from non-CHK customers as a percentage of total segment revenues increased from 27% in the fourth quarter of 2014 to 44% in the first quarter of 2015. Revenues during the quarter were negatively impacted by the reduction in U.S. drilling and completions activity.

Operating costs were $23.6 million during the first quarter of 2015, compared to $24.6 million for the fourth quarter of 2014 and $25.9 million for the first quarter of 2014. The decrease in operating costs was due to a reduction in repairs and maintenance spending. As a percentage of oilfield rental revenues, operating costs were 73% for the first quarter of 2015, 63% for the fourth quarter of 2014 and 72% for the first quarter of 2014. The primary reason for this increase quarter-over-quarter was associated with labor-related cost.

Oilfield Trucking

SSE’s oilfield trucking segment contributed revenues of $29.2 million and adjusted EBITDA of ($8.4) million during the first quarter of 2015, compared to revenues of $37.6 million and adjusted EBITDA of $3.8 million for the fourth quarter of 2014 and revenues of $56.2 million and adjusted EBITDA of $2.1 million for the first quarter of 2014. The decline in financial performance was primarily due to the challenge of syncing labor costs with activity levels due to the sharp decline in demand for rig mobilization services in the second half of the quarter.

General and Administrative Expenses

General and administrative expenses were $33.9 million in the first quarter of 2015, compared to $35.2 million in the fourth quarter of 2014 and $20.9 million in the first quarter of 2014. General and administrative expenses include non-cash compensation of $9.5 million and $10.4 million, charges of $5.6 million and $8.7 million for services provided by CHK pursuant to the transition services agreement, and severance-related costs of $1.4 million and $1.4 million for the first quarter of 2015 and the fourth quarter of 2014, respectively. During the first quarter of 2014, we were a wholly-owned subsidiary of CHK and the majority of our general and administrative expense was recognized on an allocated basis.

Liquidity

We have provided notice to the administrative agent and existing lenders under our term loan credit agreement to request incremental term commitments in an aggregate principal amount of $100.0 million to be secured on a junior lien basis with the collateral securing the existing borrowings under the agreement. Pursuant to the accordion feature of the agreement, we may select, at our discretion, incremental term lender(s) from among the existing lenders and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of (i) such proposed incremental term lender and (ii) the administrative agent. We expect to select the incremental term lender(s) and, subject to market conditions, close on the incremental term loan credit agreement in May 2015.

As of March 31, 2015, SSE had $65.3 million in borrowings outstanding under its $275.0 million revolving bank credit facility. As of May 1, 2015, we had outstanding borrowings of $30.0 million, letters of credit of $5.8 million, and had availability of $239.2 million. Capital expenditures totaled $40.6 million during the first quarter of 2015, which primarily consisted of investment in new PeakeRigs™. SSE currently expects its total capital expenditures to be approximately $200.0 million for 2015. Once SSE has completed its planned growth capital expenditures, it intends to shift its focus toward using excess cash flows from operations to reduce outstanding long-term debt.

Conference Call Information

SSE will host a conference call on Tuesday, May 5, 2015 at 9:00 a.m. CDT to discuss its first quarter 2015 financial and operating results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 22784240. SSE encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CDT. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call’s completion until May 27, 2015. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 22784240.

The conference call will also be webcast live on www.77nrg.com in the “investors” section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers operating in unconventional resource plays. SSE’s services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal, and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the estimated rate per stage, based on the then current contract prices, by the number of guaranteed stages remaining under the contract. Our Services Agreement for hydraulic fracturing with Chesapeake provides for periodic adjustments of the rates we may charge for our services thereunder, which will be negotiated based on then prevailing market pricing and in the future may be higher or lower than the current rates we charge. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. We compute average duration for our contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for our drilling rigs under contract and our remaining hydraulic fracturing fleets under contract, respectively. Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. We calculate our contract drilling early termination value assuming each rig remains stacked for the remainder of the term of the terminated contract. As a result, revenues could differ materially from the backlog and early termination amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, and our 2014 Annual Report on Form 10-K filed with the SEC on March 2, 2015.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), our former parent company.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share data)
Revenues:
Revenues	$429,787	$509,710
Operating Expenses:
Operating costs	331,611	409,589
Depreciation and amortization	84,975	72,465
General and administrative	33,912	20,887
Losses on sales of property and equipment, net	4,210	977
Impairments and other	6,272	19,808
Total Operating Expenses	460,980	523,726
Operating Loss	(31,193)	(14,016)
Other (Expense) Income:
Interest expense	(23,516)	(14,692)
Income (loss) from equity investees	972	(917)
Other (expense) income	(96)	371
Total Other Expense	(22,640)	(15,238)
Loss Before Income Taxes	(53,833)	(29,254)
Income Tax Benefit	(16,232)	(10,697)
Net Loss	$(37,601)	$(18,557)

Loss Per Common Share
Basic	$(0.78)	$(0.40)
Diluted	$(0.78)	$(0.40)

Weighted Average Common Shares Outstanding
Basic	48,275	46,932
Diluted	48,275	46,932

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2015	December 31, 2014
	(in thousands, except share amounts)
Assets:
Current Assets:
Cash	$3,974	$891
Accounts receivable, net of allowance of $5,891 and $3,311 at March 31, 2015 and December 31, 2014, respectively	454,735	421,555
Inventory	32,164	25,073
Deferred income tax asset	1,093	7,463
Prepaid expenses and other	22,634	19,072
Total Current Assets	514,600	474,054
Property and Equipment:
Property and equipment, at cost	2,754,464	2,749,886
Less: accumulated depreciation	(1,054,861)	(982,833)
Total Property and Equipment, Net	1,699,603	1,767,053
Other Assets:
Equity method investment	8,875	7,816
Goodwill	27,434	27,434
Intangible assets, net	5,265	5,420
Deferred financing costs	22,823	23,851
Other long-term assets	6,705	6,924
Total Other Assets	71,102	71,445
Total Assets	$2,285,305	$2,312,552
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$24,879	$45,657
Current portion of long-term debt	4,000	4,000
Other current liabilities	241,898	215,752
Total Current Liabilities	270,777	265,409
Long-Term Liabilities:
Deferred income tax liabilities	136,670	159,273
Long-term debt, excluding current maturities	1,609,300	1,594,500
Other long-term liabilities	2,040	2,347
Total Long-Term Liabilities	1,748,010	1,756,120
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 55,186,059 and 51,158,968 shares at March 31, 2015 and December 31, 2014, respectively	552	512
Paid-in capital	314,700	301,644
Accumulated deficit	(48,734)	(11,133)
Total Stockholders’ Equity	266,518	291,023
Total Liabilities and Stockholders’ Equity	$2,285,305	$2,312,552

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(37,601)	$(18,557)
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	84,975	72,465
Amortization of sale/leaseback gains	—	(4,214)
Amortization of deferred financing costs	1,028	737
Losses on sales of property and equipment, net	4,210	977
Impairments	6,272	11,430
(Income) loss from equity investees	(972)	917
Provision for doubtful accounts	2,580	83
Non-cash compensation	18,355	146
Deferred income tax expense	(16,232)	(11,030)
Changes in operating assets and liabilities	(35,102)	1,628
Net cash provided by operating activities	27,513	54,582
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(40,607)	(118,571)
Proceeds from sales of assets	1,988	6,375
Additions to investments	(88)	(88)
Other	14	15
Net cash used in investing activities	(38,693)	(112,269)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	109,300	281,500
Payments on revolving credit facility	(94,500)	(222,200)
Other	(537)	—
Net cash provided by financing activities	14,263	59,300
Net increase in cash	3,083	1,613
Cash, beginning of period	891	1,678
Cash, end of period	$3,974	$3,291

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Increase (decrease) in other current liabilities related to purchases of property and equipment	$(8,405)	$1,446
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$21,744	$3,184

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Spin-off, Adjusted EBITDA, Adjusted Revenues, and Adjusted Operating Costs

On June 30, 2014, SSE separated from Chesapeake Energy Corporation (NYSE: CHK) and became an independent, publicly traded company in a series of transactions, which is referred to as the “spin-off.” As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to CHK and sold its crude hauling assets to a third party. SSE’s adjusted revenues assume these transactions occurred on January 1, 2014.

“Adjusted EBITDA”, “adjusted revenues”, “adjusted operating costs” and “adjusted net loss” are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues, adjusted operating costs and adjusted net loss as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance calculated in accordance with GAAP.

Adjusted revenues, adjusted operating costs and adjusted net loss should not be considered in isolation or as a substitute for revenues, operating costs and net income or loss, respectively, prepared in accordance with GAAP. However, our management uses adjusted revenues, adjusted operating costs and adjusted net loss to evaluate our period over period operating performance because our management believes these measures improve the comparability of our continuing business and for the same reasons believes these measures may be useful to an investor in evaluating our operating performance. A reconciliation of adjusted revenues, adjusted operating costs and adjusted net loss to the GAAP measures of revenues, operating costs and net income or loss, respectively, is provided below.

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses adjusted EBITDA to evaluate our performance and liquidity and believes adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
There are significant limitations to using adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because adjusted EBITDA excludes some, but not all, items that affect net income or loss and is defined differently by different companies in our industry, our definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Consolidated Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Net loss	$(37,601)	$(18,557)	$(9,362)
Add:
Interest expense	23,516	14,692	23,821
Income tax benefit	(16,232)	(10,697)	(3,062)
Depreciation and amortization	84,975	72,465	74,763
Impairments and other	6,272	19,808	32
Net losses on sales of property and equipment	4,210	977	1,260
Non-cash compensation	18,355	146	19,421
Severance-related costs	1,404	167	1,366
Rent expense on buildings and real estate transferred from CHK(a)	—	4,106	—
Rig rent expense(b)	—	9,059	217
Less:
Compression unit manufacturing Adjusted EBITDA	—	6,715	—
Geosteering Adjusted EBITDA	—	194	—
Crude hauling Adjusted EBITDA	—	(543)	—
Adjusted EBITDA	$84,899	$85,800	$108,456

(a)
Rent on buildings and real estate transfered from CHK as part of the spin-off is included in operating costs and general and administrative expenses on the condensed consolidated statements of operations. In the Prior Quarter, our operating costs and general and administrative expenses include $4.0 million and $0.1 million, respectively, of rent expense associated with our lease of these facilities.

(b)
Rig rent expense associated with our lease of drilling rigs is included in operating costs on the condensed consolidated statements of operations. As of December 31, 2014, we had repurchased all of our drilling rigs.

Drilling Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Net income (loss)	$479	$(2,359)	$27,200
Add:
Income tax expense (benefit)	207	(1,329)	16,771
Depreciation and amortization	49,539	34,903	35,522
Impairments and other	3,729	19,601	32
Losses on sales of property and equipment, net	4,386	1,710	1,805
Non-cash compensation	5,326	—	5,857
Severance-related costs	344	63	311
Rent expense on buildings and real estate transferred from CHK	—	880	—
Rig rent expense	—	9,059	217
Less:
Geosteering Adjusted EBITDA	—	194	—
Adjusted EBITDA	$64,010	$62,334	$87,715

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Net income	$6,054	$595	$3,495
Add:
Income tax expense	2,613	610	2,607
Depreciation and amortization	16,277	18,109	18,621
Impairments	—	207	—
(Gains) losses on sales of property and equipment, net	(5)	—	2
Non-cash compensation	1,238	—	1,448
Severance-related costs	81	—	226
Rent expense on buildings and real estate transferred from CHK	—	630	—
Adjusted EBITDA	$26,258	$20,151	$26,399

Oilfield Rentals Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Net (loss) income	$(3,509)	$(2,136)	$776
Add:
Income tax (benefit) expense	(1,515)	(1,237)	670
Depreciation and amortization	12,172	13,347	13,154
Gains on sales of property and equipment, net	(171)	(742)	(659)
Non-cash compensation	861	—	899
Severance-related costs	(46)	24	678
Rent expense on buildings and real estate transferred from CHK	—	720	—
Adjusted EBITDA	$7,792	$9,976	$15,518

Oilfield Trucking Adjusted EBITDA

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Net loss	$(12,836)	$(3,397)	$(1,797)
Add:
Income tax benefit	(5,541)	(1,871)	(774)
Depreciation and amortization	5,054	5,929	5,230
Impairments	2,543	—	—
(Gains) losses on sales of property and equipment, net	(10)	(8)	111
Non-cash compensation	1,320	—	1,024
Severance-related costs	1,025	5	28
Rent expense on buildings and real estate transferred from CHK	—	863	—
Less:
Crude hauling Adjusted EBITDA	—	(543)	—
Adjusted EBITDA	$(8,445)	$2,064	$3,822

Consolidated Adjusted Revenue

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
	(In thousands)
Adjusted Revenue(a):
Revenue	$429,787	$509,710	$494,943
Less:
Compression unit manufacturing revenues	—	35,481	—
Geosteering revenues	—	1,926	—
Crude hauling revenues	—	13,299	—
Adjusted Revenue	$429,787	$459,004	$494,943

(a)	As part of the spin-off, SSE distributed its compression unit manufacturing and geosteering businesses to CHK and sold its crude hauling assets to a third party.

Adjusted Net Loss and Adjusted Diluted Earnings per Share

Three Months Ended March 31,
2015
(In thousands, except per share amounts
Adjusted Net Loss(a):
Net loss	$(37,601)
Plus:
Non-recurring charge due to change in depreciation estimate, net of tax	7,656
Impairments, net of tax	4,390
Losses on sales of property and equipment, net of tax	2,947
Severance-related costs, net of tax	983
Adjusted Net Loss	$(21,625)

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(0.78)
Plus:
Diluted earnings per share from non-recurring change in depreciation estimate	0.16
Diluted earnings per share from impairments	0.09
Diluted earnings per share from losses on sales of property and equipment	0.06
Diluted earnings per share from severance-related costs	0.02
Adjusted Diluted Earnings per Share	$(0.45)

(a)
Adjusted net loss excludes the impact of a non-recurring charge due to a change in depreciation estimate, impairments, losses on sales of property and equipment, and severance-related costs incurred during the first quarter.